EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-232125) of One Liberty Properties, Inc.,
(2)	Registration Statement (Form S-3 No. 333-237241) of One Liberty Properties, Inc.,
(3)	Registration Statement (Form S-8 No. 333-232126) pertaining to the One Liberty Properties, Inc. 2019 Incentive Plan; and
(4)	Registration Statement (Form S-8 No. 333-212935) pertaining to the One Liberty Properties, Inc. 2016 Incentive Plan.

of our reports dated March 11, 2022, with respect to the consolidated financial statements of One Liberty Properties, Inc. included in this Annual Report (Form 10-K) of One Liberty Properties, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

New York, New York

March 11, 2022